Exhibit 99.1

TIME WARNER CABLE REPORTS

2014 THIRD-QUARTER RESULTS

Best Third-Quarter Customer Relationship Performance in Six Years

Best Third-Quarter Sequential Adjusted OIBDA Trend in Eight Years

“TWC Maxx” Speeds of up to 300 Mbps Now Available to Roughly

Seven Million Homes in New York City, Los Angeles and Austin, Texas

The “All Digital” Conversion is Now Complete in New York City and Los Angeles

***

NEW YORK, October 30, 2014 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2014.

Time Warner Cable Chairman and CEO Rob Marcus said: “We’re executing well against our plan, with solid financial performance and strong subscriber momentum. We continue to expect the Comcast merger to close early in 2015.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue	$5,714	$5,518	$196	3.6%	$17,022	$16,543	$479	2.9%
Adjusted OIBDA(a)	$2,054	$2,005	$49	2.4%	$6,088	$5,954	$134	2.3%
Operating Income(b)	$1,151	$1,160	$(9)	(0.8%)	$3,406	$3,407	$(1)	—
Diluted EPS(c)	$1.76	$1.84	$(0.08)	(4.3%)	$5.22	$4.81	$0.41	8.5%
Adjusted Diluted EPS(a)	$1.86	$1.69	$0.17	10.1%	$5.53	$4.80	$0.73	15.2%
Cash provided by operating activities(b)	$1,448	$1,209	$239	19.8%	$4,540	$4,154	$386	9.3%
Capital expenditures	$1,105	$774	$331	42.8%	$3,179	$2,371	$808	34.1%
Free Cash Flow(a)(b)	$368	$440	$(72)	(16.4%)	$1,456	$1,833	$(377)	(20.6%)
Free Cash Flow excluding Economic Stimulus Act impacts(d)	$465	$459	$6	1.3%	$1,748	$1,891	$(143)	(7.6%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $46 million and $23 million for the third quarters of 2014 and 2013, respectively, and $187 million and $81 million for the nine months ended September 30, 2014 and 2013, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $22 million and $27 million for the third quarters of 2014 and 2013, respectively, and $109 million and $91 million for the nine months ended September 30, 2014 and 2013, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(d)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

HIGHLIGHTS

Financial Highlights

•	Third-quarter 2014 revenue grew 3.6% year over year with Business Services revenue up 21.9% and residential high-speed data revenue up 10.9%.
•	Adjusted OIBDA was $2.1 billion — up 2.4% year over year and flat with Q2 — the best third-quarter sequential performance in eight years. Operating Income of $1.2 billion decreased slightly year over year due to higher depreciation and merger-related costs.
•	Business Services operating leverage increased significantly as Adjusted OIBDA growth of 28.5% outpaced revenue growth by 660 basis points.
•	Adjusted Diluted EPS increased 10.1% to $1.86. Diluted EPS decreased 4.3% to $1.76.
•	Third-quarter 2014 average monthly revenue per residential customer relationship (ARPU) grew 1.4% to $106.58.

Operational Highlights

•	Total customer relationship performance was the best for any third quarter in six years.
•	Total high-speed data net additions of 108,000 marked the best third-quarter performance in five years.
•	The Company made significant progress in the roll out of “TWC Maxx.” The “all digital” conversion is now complete in New York City and Los Angeles, and Internet speeds of up to 300 Mbps are now available to roughly seven million homes in New York City, Los Angeles and Austin, Texas.
•	TWC continued its aggressive investments in CPE to support TWC Maxx and improve the customer experience. Year to date, the Company connected more than five million new set-top boxes, digital-to-analog converters and advanced modems to its network.
•	Investments in network reliability and customer care contributed to a more than 12% year-over-year reduction in trouble calls per customer relationship — half a million fewer truck rolls year to date.
•	On-time performance within TWC’s company-wide one-hour service windows reached 96% in the third quarter.
•	Business Services added more than 16,000 commercial buildings to its network in the third quarter, expanding its serviceable market opportunity by over $250 million per year.

CHANGES IN BASIS OF PRESENTATION

Effective in the first quarter of 2014, the Company determined it has three reportable segments: Residential Services, Business Services and Other Operations. Additionally, during the first quarter of 2014, the Company revised its categorization of operating costs and expenses to be consistent with how such costs and expenses are presented to management and to provide a more meaningful presentation. The Company has recast its financial information and disclosures for the prior periods to include (i) disclosure of segment results, which are discussed further below in “Detailed Segment Results” and Note 3 to the accompanying consolidated financial statements, and (ii) the revised categorization of operating costs and expenses, which had no impact on total operating costs and expenses, Operating Income or net income attributable to TWC shareholders for any period presented.

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the third quarter of 2014 increased 3.6% year over year as a result of revenue growth at all segments.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the third quarter of 2014 increased 2.4% driven by revenue growth, partially offset by a 4.2% year-over-year increase in operating expenses.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Operating costs and expenses:
Programming and content	$1,326	$1,210	$116	9.6%	$3,976	$3,719	$257	6.9%
Sales and marketing	556	528	28	5.3%	1,655	1,497	158	10.6%
Technical operations	401	394	7	1.8%	1,143	1,129	14	1.2%
Customer care	210	191	19	9.9%	622	575	47	8.2%
Other operating	1,167	1,190	(23)	(1.9%)	3,538	3,669	(131)	(3.6%)

Total operating costs and expenses	$3,660	$3,513	$147	4.2%	$10,934	$10,589	$345	3.3%

The increase in operating expenses was primarily due to the following (each of which is discussed further below under “Detailed Segment Results”):

•	increased programming and content costs associated with SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming, at the Residential Services and Other Operations segments;
•	higher third-party programming costs at the Residential Services segment;
•	growth in sales and marketing costs at the Business Services and Residential Services segments;
•	higher customer care costs at the Residential Services segment; and
•	growth in costs associated with advertising inventory sold on behalf of other video distributors at the Other Operations segment;
•	partially offset by a decline in voice costs at the Residential Services and Business Services segments.

The growth in total operating costs and expenses was reduced by a $31 million decrease in pension expense.

Operating Income for the third quarter of 2014 decreased 0.8% primarily due to higher depreciation and merger-related and restructuring costs, partially offset by higher Adjusted OIBDA. Merger-related and restructuring costs for the third quarter of 2014 included Comcast merger-related costs of $49 million, partially offset by a $1 million reversal of DukeNet Communications merger-related costs and a net $2 million reversal of restructuring costs primarily associated with employee terminations and other exit costs.

DETAILED SEGMENT RESULTS

Residential Services

Residential Services revenue increased as a result of an increase in high-speed data revenue, partially offset by decreases in video and voice revenue.

•	Residential video revenue decreased primarily due to a year-over-year decline in video subscribers, partially offset by an increase in average revenue per subscriber. The increase in average revenue per subscriber was primarily the result of price increases and higher premium network revenue (which, for the third quarter of 2013, was reduced by approximately $15 million of subscriber credits issued in connection with a temporary blackout of Showtime resulting from a dispute with CBS), partially offset by lower transactional video-on-demand revenue.
•	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as growth in high-speed data subscribers.
•	Residential voice revenue decreased due to lower average revenue per subscriber offset, in part, by growth in voice subscribers.

Selected Residential Services Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Video	$2,497	$2,600	$(103)	(4.0%)	$7,538	$7,945	$(407)	(5.1%)
High-speed data	1,620	1,461	159	10.9%	4,784	4,291	493	11.5%
Voice	476	498	(22)	(4.4%)	1,462	1,534	(72)	(4.7%)
Other	22	20	2	10.0%	61	52	9	17.3%

Total revenue	$4,615	$4,579	$36	0.8%	$13,845	$13,822	$23	0.2%

Adjusted OIBDA(a)	$2,126	$2,123	$3	0.1%	$6,450	$6,494	$(44)	(0.7%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Adjusted OIBDA was flat, driven by the increase in revenue discussed above, partially offset by a 1.3% increase in operating costs. The increase in operating costs was the result of increases in programming costs, customer care costs and sales and marketing costs, partially offset by lower other operating costs.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and, beginning in 2014, SportsNet LA) grew 4.7% to $1.3 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a decline in video subscribers. Average monthly programming costs per residential video subscriber grew 11.1% year over year to $38.96 for the third quarter of 2014, primarily driven by contractual rate increases and the carriage of SportsNet LA, partially offset by lower transactional video-on-demand costs. For the third quarter of 2013, programming costs were reduced by $10 million due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements.
•	Customer care costs increased 8.0% to $176 million primarily due to higher employee costs.

•	Sales and marketing costs increased 3.3% to $375 million primarily due to headcount growth and higher compensation costs per employee, including customer retention, partially offset by lower marketing activities.
•	Other operating costs decreased 20.9% to $185 million primarily due to declines in voice costs, which decreased $55 million primarily due to the in-sourcing of voice transport, switching and interconnection services.

Residential Services Subscriber Metrics

(in thousands)	6/30/2014	Net Additions (Declines)	9/30/2014
Video	11,011	(184)	10,827
High-speed data	11,415	92	11,507
Voice	4,975	14	4,989

Single play	5,656	18	5,674
Double play	4,712	(12)	4,700
Triple play	4,107	(24)	4,083

Customer relationships	14,475	(18)	14,457

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Business Services revenue growth was primarily due to increases in high-speed data and voice subscribers, organic growth in cell tower backhaul revenue and $29 million of revenue from DukeNet, which was acquired on December 31, 2013.

Selected Business Services Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Video	$93	$87	$6	6.9%	$272	$258	$14	5.4%
High-speed data	343	282	61	21.6%	980	806	174	21.6%
Voice	132	110	22	20.0%	373	308	65	21.1%
Wholesale transport	105	65	40	61.5%	303	181	122	67.4%
Other	51	50	1	2.0%	155	143	12	8.4%

Total revenue	$724	$594	$130	21.9%	$2,083	$1,696	$387	22.8%

Adjusted OIBDA(a)	$442	$344	$98	28.5%	$1,253	$982	$271	27.6%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 12.8% increase in operating costs, primarily as a result of increased headcount and higher compensation costs per employee, as well as costs associated with DukeNet. These increases were partially offset by lower voice costs due to the in-sourcing of voice transport, switching and interconnection services.

Business Services Subscriber Metrics

(in thousands)	6/30/2014	Net Additions	9/30/2014
Video	201	2	203
High-speed data	550	16	566
Voice	302	11	313

Single play	336	5	341
Double play	249	9	258
Triple play	73	2	75

Customer relationships	658	16	674

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Advertising revenue increased primarily due to growth in political advertising revenue, as well as higher non-political revenue from advertising inventory sold on behalf of other video distributors. Political advertising revenue was $26 million for the third quarter of 2014 compared to $12 million for the third quarter of 2013. Other revenue increased primarily due to affiliate fees from the Residential Services segment as well as other distributors of the Los Angeles regional sports networks.

Selected Other Operations Financial Results

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Revenue:
Advertising	$276	$253	$23	9.1%	$795	$741	$54	7.3%
Other	162	140	22	15.7%	479	432	47	10.9%

Total revenue	$438	$393	$45	11.5%	$1,274	$1,173	$101	8.6%

Adjusted OIBDA(a)	$198	$241	$(43)	(17.8%)	$544	$640	$(96)	(15.0%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

The decrease in Adjusted OIBDA was driven by a 57.9% increase in operating costs, primarily related to SportsNet LA content costs and growth in costs associated with advertising inventory sold on behalf of other video distributors, partially offset by growth in revenue.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment increased 1.3% year over year to $712 million for the third quarter of 2014. This increase was driven by increased maintenance expense, partially offset by operating efficiencies, including decreased headcount.

CONSOLIDATED NET INCOME

Net Income Attributable to TWC Shareholders was $499 million, or $1.77 per basic common share and $1.76 per diluted common share, for the third quarter of 2014 compared to $532 million, or $1.86 per basic common share and $1.84 per diluted common share, for the third quarter of 2013.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2014 and 2013 detailed in Note 2 to the accompanying consolidated financial statements, were $527 million and $1.86, respectively, for the third quarter of 2014 compared to $489 million and $1.69, respectively, for the third quarter of 2013. Adjusted Diluted EPS for the third quarter of 2014 benefited year over year from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program prior to its suspension in February 2014 in connection with the announcement of the Company’s merger with Comcast.

(in millions, except per share data; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Net income attributable to TWC shareholders	$499	$532	$(33)	(6.2%)	$1,477	$1,414	$63	4.5%
Adjusted net income attributable to TWC shareholders(a)	$527	$489	$38	7.8%	$1,566	$1,409	$157	11.1%

Net income per common share attributable to TWC common shareholders:
Basic	$1.77	$1.86	$(0.09)	(4.8%)	$5.25	$4.85	$0.40	8.2%
Diluted	$1.76	$1.84	$(0.08)	(4.3%)	$5.22	$4.81	$0.41	8.5%
Adjusted Diluted EPS(a)	$1.86	$1.69	$0.17	10.1%	$5.53	$4.80	$0.73	15.2%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the first nine months of 2014 decreased 20.6% to $1.5 billion from $1.8 billion in the first nine months of 2013, due mainly to an increase in capital expenditures, partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $3.2 billion for the first nine months of 2014, increased primarily due to the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the first nine months of 2014 was $4.5 billion, a 9.3% increase from the first nine months of 2013. This increase was primarily driven by lower income tax payments, higher Adjusted OIBDA and lower interest payments, partially offset by an increase in working capital requirements. Income tax payments benefited from certain capital expenditure-related deductions, including the tangible repair regulations (e.g., de minimus expensing) released in late 2013, partially offset by the continued reversal of bonus depreciation benefits recorded in prior years.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Adjusted OIBDA(a)	$2,054	$2,005	$49	2.4%	$6,088	$5,954	$134	2.3%
Interest payments, net	(442)	(502)	60	(12.0%)	(1,187)	(1,304)	117	(9.0%)
Income tax payments, net	(191)	(281)	90	(32.0%)	(286)	(471)	185	(39.3%)
All other, net, including working capital changes(b)	27	(13)	40	(307.7%)	(75)	(25)	(50)	200.0%

Cash provided by operating activities(b)	1,448	1,209	239	19.8%	4,540	4,154	386	9.3%
Add: Excess tax benefit from exercise of stock options	32	15	17	113.3%	131	81	50	61.7%
Less:
Capital expenditures	(1,105)	(774)	(331)	42.8%	(3,179)	(2,371)	(808)	34.1%
Cash paid for other intangible assets	(7)	(10)	3	(30.0%)	(31)	(30)	(1)	3.3%
Other	—	—	—	NM	(5)	(1)	(4)	400.0%

Free Cash Flow(a)(b)	368	440	(72)	(16.4%)	1,456	1,833	(377)	(20.6%)
Economic Stimulus Act impacts(c)	97	19	78	410.5%	292	58	234	403.4%

Free Cash Flow excluding Economic Stimulus Act impacts	$465	$459	$6	1.3%	$1,748	$1,891	$(143)	(7.6%)

NM—Not meaningful.

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $22 million and $27 million for the third quarters of 2014 and 2013, respectively, and $109 million and $91 million for the nine months ended September 30, 2014 and 2013, respectively, which reduced cash provided by operating activities and Free Cash Flow for the respective periods.
(c)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt, which totaled $23.8 billion as of September 30, 2014, decreased from December 31, 2013 as Free Cash Flow more than offset the cash used for dividends and share repurchases (prior to the suspension of the stock repurchase program in February 2014 in connection with the announcement of the Company’s merger with Comcast).

(in millions; unaudited)	9/30/2014	12/31/2013
Long-term debt	$22,762	$23,285
Debt due within one year	1,540	1,767

Total debt	24,302	25,052
Cash and equivalents	(526)	(525)

Net debt(a)	$23,776	$24,527

(a)	Net debt is defined as total debt less cash and equivalents.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, October 30, 2014. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc., including its proposed merger with Comcast Corporation. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2014	December 31, 2013
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$526	$525
Receivables, less allowances of $134 million and $77 million as of September 30, 2014 and December 31, 2013, respectively	950	954
Deferred income tax assets	319	334
Other current assets	279	331

Total current assets	2,074	2,144
Investments	69	56
Property, plant and equipment, net	15,794	15,056
Intangible assets subject to amortization, net	549	552
Intangible assets not subject to amortization	26,012	26,012
Goodwill	3,138	3,196
Other assets	1,000	1,257

Total assets	$48,636	$48,273

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$462	$565
Deferred revenue and subscriber-related liabilities	193	188
Accrued programming and content expense	902	869
Current maturities of long-term debt	1,540	1,767
Other current liabilities	1,922	1,837

Total current liabilities	5,019	5,226
Long-term debt	22,762	23,285
Deferred income tax liabilities, net	12,230	12,098
Other liabilities	716	717
TWC shareholders’ equity:
Common stock, $0.01 par value, 280.4 million and 277.9 million shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	3	3
Additional paid-in capital	7,093	6,951
Retained earnings (accumulated deficit)	824	(55)
Accumulated other comprehensive income (loss), net	(15)	44

Total TWC shareholders’ equity	7,905	6,943
Noncontrolling interests	4	4

Total equity	7,909	6,947

Total liabilities and equity	$48,636	$48,273

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		(recast)		(recast)
	(in millions, except per share data)
Revenue	$5,714	$5,518	$17,022	$16,543
Costs and expenses:
Programming and content	1,326	1,210	3,976	3,719
Sales and marketing	556	528	1,655	1,497
Technical operations	401	394	1,143	1,129
Customer care	210	191	622	575
Other operating	1,167	1,190	3,538	3,669
Depreciation	824	790	2,394	2,371
Amortization	33	32	101	95
Merger-related and restructuring costs	46	23	187	81

Total costs and expenses	4,563	4,358	13,616	13,136

Operating Income	1,151	1,160	3,406	3,407
Interest expense, net	(353)	(379)	(1,066)	(1,175)
Other income, net	5	—	28	10

Income before income taxes	803	781	2,368	2,242
Income tax provision	(304)	(249)	(891)	(828)

Net income	499	532	1,477	1,414
Less: Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to TWC shareholders	$499	$532	$1,477	$1,414

Net income per common share attributable to TWC common shareholders:
Basic	$1.77	$1.86	$5.25	$4.85

Diluted	$1.76	$1.84	$5.22	$4.81

Weighted-average common shares outstanding:
Basic	279.8	285.0	278.8	289.9

Diluted	283.5	289.0	282.5	293.8

Cash dividends declared per share of common stock	$0.75	$0.65	$2.25	$1.95

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income	$1,477	$1,414
Adjustments for noncash and nonoperating items:
Depreciation	2,394	2,371
Amortization	101	95
Income from equity-method investments, net of cash distributions	(19)	(9)
Deferred income taxes	185	353
Equity-based compensation expense	138	100
Excess tax benefit from equity-based compensation	(131)	(81)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	20	17
Accounts payable and other liabilities	317	(137)
Other changes	58	31

Cash provided by operating activities	4,540	4,154

INVESTING ACTIVITIES
Capital expenditures	(3,179)	(2,371)
Purchases of investments	(2)	(586)
Return of capital from investees	—	7
Proceeds from sale, maturity and collection of investments	18	476
Acquisition of intangible assets	(31)	(30)
Other investing activities	22	19

Cash used by investing activities	(3,172)	(2,485)

FINANCING ACTIVITIES
Short-term borrowings, net	1,027	—
Repayments of long-term debt	(1,750)	(1,500)
Redemption of mandatorily redeemable preferred equity	—	(300)
Dividends paid	(642)	(573)
Repurchases of common stock	(259)	(1,856)
Proceeds from exercise of stock options	199	124
Excess tax benefit from equity-based compensation	131	81
Taxes paid in cash in lieu of shares issued for equity-based compensation	(74)	(64)
Other financing activities	1	(9)

Cash used by financing activities	(1,367)	(4,097)

Increase (decrease) in cash and equivalents	1	(2,428)
Cash and equivalents at beginning of period	525	3,304

Cash and equivalents at end of period	$526	$876

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	COMCAST MERGER

On February 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). Upon completion of the Comcast merger, all of the outstanding shares of the Company will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. At their special meetings on October 8, 2014 and October 9, 2014, respectively, Comcast’s shareholders approved the issuance of Comcast Class A common stock to TWC stockholders in the Comcast merger and TWC stockholders approved the adoption of the Agreement. TWC and Comcast expect to complete the Comcast merger in early 2015, subject to receipt of regulatory approvals, as well as satisfaction of certain other closing conditions.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc., (“Charter”), which contemplates three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions will result in the combined company divesting a net total of approximately 3.9 million video subscribers, a portion of which are TWC subscribers (primarily in the Midwest). The divestiture transactions are expected to occur contemporaneously with one another and are conditioned upon and will occur following the closing of the Comcast merger. They are also subject to a number of other conditions. The Comcast merger is not conditioned upon the closing of the divestiture transactions and, accordingly, the Comcast merger can be completed regardless of whether the divestiture transactions are ultimately completed.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three and nine months ended September 30, 2014 and 2013:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
3rd Quarter 2014:
As reported	$2,008	$(857)	$1,151	$(348)	$(304)	$499	$1.76
Year-over-year change, as reported:
$	$26	$(35)	$(9)	$31	$(55)	$(33)	$(0.08)
%	1.3%	4.3%	(0.8%)	(8.2%)	22.1%	(6.2%)	(4.3%)
Items affecting comparability:
Merger-related and restructuring costs	46	—	46	—	(18)	28	0.10

As adjusted	$2,054	$(857)	$1,197	$(348)	$(322)	$527	$1.86
Year-over-year change, as adjusted:
$	$49	$(35)	$14	$28	$(4)	$38	$0.17
%	2.4%	4.3%	1.2%	(7.4%)	1.3%	7.8%	10.1%

3rd Quarter 2013:
As reported	$1,982	$(822)	$1,160	$(379)	$(249)	$532	$1.84
Items affecting comparability:
Merger-related and restructuring costs	23	—	23	—	(9)	14	0.05
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	3	(1)	2	—
Impact of certain state and local tax matters(c)	—	—	—	—	(27)	(27)	(0.09)
Change in net deferred income tax liability effective tax rate(d)	—	—	—	—	(32)	(32)	(0.11)

As adjusted	$2,005	$(822)	$1,183	$(376)	$(318)	$489	$1.69

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount represents a benefit recorded as a result of income tax reform legislation enacted in North Carolina.
(d)	Amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Year-to-Date 9/30/2014:
As reported	$5,901	$(2,495)	$3,406	$(1,038)	$(891)	$1,477	$5.22
Year-over-year change, as reported:
$	$28	$(29)	$(1)	$127	$(63)	$63	$0.41
%	0.5%	1.2%	—	(10.9%)	7.6%	4.5%	8.5%
Items affecting comparability:
Merger-related and restructuring costs	187	—	187	—	(73)	114	0.40
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(c)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$6,088	$(2,495)	$3,593	$(1,039)	$(988)	$1,566	$5.53
Year-over-year change, as adjusted:
$	$134	$(29)	$105	$118	$(66)	$157	$0.73
%	2.3%	1.2%	3.0%	(10.2%)	7.2%	11.1%	15.2%

Year-to-Date 9/30/2013:
As reported	$5,873	$(2,466)	$3,407	$(1,165)	$(828)	$1,414	$4.81
Items affecting comparability:
Merger-related and restructuring costs	81	—	81	—	(32)	49	0.17
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	8	(3)	5	0.02
Impact of certain state and local tax matters(c)	—	—	—	—	(27)	(27)	(0.09)
Change in net deferred income tax liability effective tax rate(d)	—	—	—	—	(32)	(32)	(0.11)

As adjusted	$5,954	$(2,466)	$3,488	$(1,157)	$(922)	$1,409	$4.80

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.
(b)	Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	2014 amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016. 2013 amount represents a benefit recorded as a result of income tax reform legislation enacted in North Carolina.
(d)	Amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three and nine months ended September 30, 2014 and 2013 is as follows:

(in millions)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Adjusted OIBDA(a)	$2,054	$2,005	$49	2.4%	$6,088	$5,954	$134	2.3%
Adjusted OIBDA margin(b)	35.9%	36.3%			35.8%	36.0%
Merger-related and restructuring costs	(46)	(23)	(23)	100.0%	(187)	(81)	(106)	130.9%

OIBDA(a)	2,008	1,982	26	1.3%	5,901	5,873	28	0.5%
Depreciation	(824)	(790)	(34)	4.3%	(2,394)	(2,371)	(23)	1.0%
Amortization	(33)	(32)	(1)	3.1%	(101)	(95)	(6)	6.3%

Operating Income	$1,151	$1,160	$(9)	(0.8%)	$3,406	$3,407	$(1)	—

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Effective in the first quarter of 2014, the Company determined it has three reportable segments. The Company has recast its financial information and disclosures for the prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented.

The Company classifies its operations into the following reportable segments:

•    Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including security and home management services.

•    Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

•    Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising sales arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenue and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

Segment information for the three and nine months ended September 30, 2014 and 2013 is as follows:

(in millions)	3rd Quarter 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,615	$724	$438	$—	$(63)	$5,714
Operating costs and expenses	(2,489)	(282)	(240)	(712)	63	(3,660)

Adjusted OIBDA(b)	2,126	442	198	(712)	—	2,054
Merger-related and restructuring costs	—	—	—	(46)	—	(46)

OIBDA(b)	$2,126	$442	$198	$(758)	$—	2,008

Depreciation						(824)
Amortization						(33)

Operating Income						$1,151

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	3rd Quarter 2013
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,579	$594	$393	$—	$(48)	$5,518
Operating costs and expenses	(2,456)	(250)	(152)	(703)	48	(3,513)

Adjusted OIBDA(b)	2,123	344	241	(703)	—	2,005
Merger-related and restructuring costs	—	—	—	(23)	—	(23)

OIBDA(b)	$2,123	$344	$241	$(726)	$—	1,982

Depreciation						(790)
Amortization						(32)

Operating Income						$1,160

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	Year-to-Date 9/30/2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$13,845	$2,083	$1,274	$—	$(180)	$17,022
Operating costs and expenses	(7,395)	(830)	(730)	(2,159)	180	(10,934)

Adjusted OIBDA(b)	6,450	1,253	544	(2,159)	—	6,088
Merger-related and restructuring costs	—	—	—	(187)	—	(187)

OIBDA(b)	$6,450	$1,253	$544	$(2,346)	$—	5,901

Depreciation						(2,394)
Amortization						(101)

Operating Income						$3,406

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions)	Year-to-Date 9/30/2013
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$13,822	$1,696	$1,173	$—	$(148)	$16,543
Operating costs and expenses	(7,328)	(714)	(533)	(2,162)	148	(10,589)

Adjusted OIBDA(b)	6,494	982	640	(2,162)	—	5,954
Merger-related and restructuring costs	—	—	—	(81)	—	(81)

OIBDA(b)	$6,494	$982	$640	$(2,243)	$—	5,873

Depreciation						(2,371)
Amortization						(95)

Operating Income						$3,407

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the Company’s RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.